Exhibit 10.20

DFCS- Level of Care
For Profit FY 2005

STATE OF GEORGIA
DEPARTMENT OF HUMAN RESOURCES
CONTRACT

DEPARTMENTAL ADMINISTRATIVE INFORMATION:

Expense ☒	DHR CONTRACT #427-93-

Contractor’s FEI #: 04-2893910 Contractor’s FY End Date: 09/30 Contractor’s Entity Type: FOR PROFIT

NIGP Code: 95237 DHR Program Code: 381 Equip. Inv. Locator #: CFDA #: 93.568 CFDA #: 93.778

SECTION I GENERAL CONTRACT PROVISIONS:	SECTION IA

PARA #101 CONTRACT BETWEEN:	(101)05/11/04

This contract is made and entered into by and between the Department of Human Resources, Division of Family and Children Services, (responsibilities and obligations pursuant to this contract will be performed by the Department’s division/office identified above and by the sub-unit and individuals identified in Paragraph #103 of this contract), an agency of the State of Georgia legally empowered to contract pursuant to the Official Code of Georgia Annotated, Section 49-2-1 and as otherwise identified in Section II of this contract (if applicable), and hereinafter referred to as the DEPARTMENT;

AND

NATIONAL MENTOR HEALTHCARE, INC.

313 Congress Street
Boston, Massachusetts 02210-1218

legally empowered to contract pursuant to the Georgia Business Corporation Code, and hereinafter referred to as the CONTRACTOR.

This contract is deemed to be made under and shall be construed and enforced in every respect according to the laws of the State of Georgia. Any lawsuit or other action based on a claim arising from this Contract shall be brought in a court or other forum of competent jurisdiction within Fulton County, State of Georgia.

It is the policy of the State of Georgia that minority business enterprises shall have the maximum opportunity to participate in the State purchasing and contracting process. Therefore, the State of Georgia encourages all minority business enterprises to compete for contracts for goods, services, and construction. Also, the State encourages all companies to sub-contract portions of any State contract to minority business enterprises. Contractors who utilize qualified minority subcontractors may qualify for a Georgia state income tax deduction for qualified payments made to minority subcontractors. See O.C.G.A. Section 48-7-38.

Nothing contained in this contract shall be construed to constitute the Contractor or any of its employees, agents, or subcontractors as a partner, employee, or agent of the Department, nor shall either party to this contract have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor.

PARA #102 PERIOD OF CONTRACT:	(102) 3/10/94

This contract has an effective beginning date of the 1st day of October, 2004, and shall terminate on the 30th day of September, 2005, unless terminated earlier under other provisions of this contract.

PARA # 103 DEPARTMENT AND CONTRACTOR CONTACT INFORMATION:	(103) 3/4/03

A.                  Mailing Addresses:

The mailing addresses, telephone numbers, and contact persons listed below for the Department and the Contractor may be changed during the term of this contract by written notification to the other party by the Department’s division or office representatives or by the Contractor.

1.                     The Department’s mailing address and telephone number for correspondence, reports, and other matters relative to this contract, except as otherwise indicated, are:

Programmatic	Fiscal Officer

Georgia Department of Human Resources	Georgia Department of Human Resources
Division of Family and Children Services	Division of Family and Children Services
Attn: Amy Hale	Attn: Alan Davis
Two Peachtree Street, N.W., 18th Floor	Two Peachtree Street, N.W., 18th Floor
Atlanta, Georgia 30303-3142	Atlanta, Georgia 30303-3142
Telephone #: 404/657-3575	Telephone #: 404/657-3304

2.                     The Contractor’s mailing address and telephone number for correspondence, reports, and other matters relative to this contract are:

National Mentor Healthcare, Inc.

Attn: 2987 Clairmont Avenue

Atlanta, Georgia 30329

Telephone #: 404-728-1567

B.                    Mailing Address for Contract Payments:

The Contractor’s mailing address for all contract payment checks or remittance advice (for electronic funds transfer only) is;

National Mentor HealthCare, Inc.
2987 Clairmont Avenue
Atlanta, Georgia 30329

C.                    Contract Service Delivery Sites:

This contract involves 6 service delivery sites, the addresses of which are attached as Annex A, and is by reference made a part of this contract. The Contractor may move service delivery sites during the term of this contract with written approval of the division or office director, provided the total cost of the contract does not either increase or decrease.

PARA #104 NONDISCRIMINATION BY CONTRACTORS AND SUBCONTRACTORS:	(104) 4/13/99*

A.                  NONDISCRIMINATION IN EMPLOYMENT PRACTICES: The Contractor agrees to comply with federal and state laws, rules and regulations, and the Department’s policy relative to nondiscrimination in employment practices because of political affiliation, religion, religious beliefs, race, color, gender, disability, age, creed, veteran status or national origin. The Contractor may consider religion in the hiring or appointment of any positions serving a primarily spiritual, ministerial, or religious purpose. Under no circumstances will any government monies, either directly, or indirectly, fund or support the employment of such non-secular positions, or any of the non-secular programs and services that the Contractor provides. The Contractor shall maintain on file with the Department current financial statements; employment application forms; a list of all staff positions, serving a primarily spiritual, ministerial, or religious purpose, for which exemption is claimed under this paragraph; and such other records as the Department may require to demonstrate compliance with the foregoing requirements. Such records shall be subject to the Open Records Act; and its exceptions. Nondiscrimination in employment practices is applicable to paid or unpaid employees, volunteers, interns and applicants for employment and includes actions relating to appointments, promotions, demotions, dismissals, and other elements affecting employment/employees.

B.                    NONDISCRIMINATION IN CONSUMER/CUSTOMER/CLIENT AND/OR CONSUMER/CUSTOMER/CLIENT SERVICE PRACTICES: The Contractor agrees to comply with federal and state laws, rules and regulations, and the Department’s policy relative to nondiscrimination in consumer/customer/client and consumer/customer/client service practices. The Contractor agrees that it will not discriminate against any person because of political affiliation, religion, religious beliefs, race, color, gender, disability, age, creed, veteran status, sexual orientation, HIV/AIDS status, or national origin. Neither shall any individual, on any of the foregoing bases, be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination or harassment, under any program or activity funded in whole or in part or supported by the Department. The foregoing shall not prohibit the Contractor from considering these factors in providing for the health and safety of each child in foster care. The Contractor agrees that it will provide a safe, supportive environment for each child in state custody in accordance with his or her best interests.

The Contractor agrees that it will notify its staff, including paid, unpaid, volunteer or intern staff or consultants, and foster parents with whom it places children in state custody, of their ongoing responsibility to abide by the requirements of paragraphs 104 and 105 of this contract and all relevant Department policies and procedures. Notification of such requirements my include, but is not limited to, the dissemination of internal policies and procedures, official communications and organized training.

C.                    COMPLIANCE WITH APPLICABLE PROVISIONS OF THE AMERICANS WITH DISABILITIES ACT:  The Contractor agrees to comply with all applicable provisions of the Americans with Disabilities Act (ADA) and any relevant federal and state laws, rules and regulations regarding employment practices toward individuals with disabilities and the availability/accessibility of programs, activities, or services for consumers/customers/clients with disabilities.

D.                   The Contractor agrees to require any subcontractor performing services funded through this contract to comply with all provisions of the federal and state laws, rules, regulations and policies described in this paragraph.

PARA #105 GOVERNMENT-FUNDED RELIGIOUS ACTIVITIES:	(UMCH) 9/29/03*

The Contractor agrees that it shall not engage in religious activities including religious worship, instruction, proselytization, or promotion, funded in whole or in part with, or supported by government monies. However, children in state custody have a right to voluntarily participate in religious activities and to follow their own religious beliefs, such as attendance at worship, religious observance, and religious study. Children who voluntarily choose to participate in religious activities shall be afforded reasonable opportunities to do so. Under no circumstances shall participation in religious activities be required in any way or be a condition of involvement in the Contractor’s services or programs. See Annex H entitled Government Funded Religious Activities Clarification.

(UMCH) 9/29/03*

PARA #106 CONFIDENTIALITY OF INDIVIDUAL INFORMATION:	(105) 8/26/86

The Contractor agrees to abide by all state and federal laws, rules and regulations, and the Department of Human Resources policy on respecting confidentiality of an individual’s records. Contractor further agrees not to divulge any information concerning any individual to any unauthorized person without the written consent of the individual employee, consumer/customer/client. or responsible parent or guardian.

PARA #107 CONFLICT OF INTEREST:	(106) 4/12/85

The Contractor and the Department certify that the provisions of the Official Code of Georgia Annotated, Section 45-10-20 through 45-10-28, as amended, which prohibit and regulate certain transactions between certain state officials or employees and the State of Georgia, have not been violated and will not be violated in any respect.

PARA #108 CONTRACT MODIFICATION/ALTERATION:	(107) 4/23/98

A.                  No modification or alteration of this agreement, except for budget revisions which do not increase or decrease the total dollar value of the contract (except for the addition of an equipment line item or real estate rental) which have been approved in advance by the Department, will be valid or effective unless such modification is made in writing and signed by both parties and affixed to this contract as an amendment indicating the DHR contract number involved, the original contracting parties and the original effective date of the contract and the paragraph(s) being modified or superseded, except as stated in subparagraph B immediately below.

B.                    In the event that either of the sources of reimbursement for services under this contract (appropriations from the General Assembly of the State of Georgia, or the Congress of the United States of America) are reduced during the term of this contract, the Department has the absolute right to make financial and other adjustments to this contract and to notify the Contractor accordingly. Such adjustment(s) may require a contract amendment including, but not limited to, a termination of the contract. The certification by the Commissioner of the Department of the occurrence of either of the reductions stated above shall be conclusive.

PARA #109 DEPARTMENT’S RIGHT TO SUSPEND CONTRACT:	(108) 1/21/85

The Department reserves the right to suspend the contract/subgrant in whole or in part under this contract provision if it appears to the Department that the Contractor is failing to substantially comply with the quality of service or the specified completion schedule of its duties required under this contract, and/or to require further proof of reimbursable expenses prior to payment thereof, and/or to require improvement, at the discretion of the Department, in the programmatic performance or service delivery.

PARA #110 SEVERABILITY:	(109) 3/4/03

Any section, subsection, paragraph, term, condition, provision or other part (hereinafter collectively referred to as “part”) of this Contract that is judged, held, found, or declared to be voidable, void, invalid, illegal or otherwise not fully enforceable shall not affect any other part of this Contract, and the remainder of this Contract shall continue to be of full force and effect. Any agreement of the parties to amend, modify, eliminate, or otherwise change any part of this Contract shall not affect any other part of this Contract, and the remainder of this Contract shall continue to be of full force and effect.

PARA #111 TERMINATION:	(110) 3/17/03*

A.               Due to non-availability of funds.   Notwithstanding any other provision of this contract, in the event that either of the sources of reimbursement for services under this contract (appropriations from the General Assembly of the State of Georgia or the Congress of the United States of America) no longer exist or in the event the sum of all obligations of the Department incurred under this and all other contracts entered into for this program exceeds the balance of such contract sources, then this contract shall immediately terminate without further obligation of the Department as of that moment. The certification by the Commissioner of the Department of the occurrence of either of the events stated above shall be conclusive.

B.                 Due to default or for cause. This contract may be terminated for cause, in whole or in part, at any time by the Department for failure of the Contractor to perform any of the provisions hereof.   Should the Department exercise its right to terminate this contract under the provisions of this paragraph, the termination shall be accomplished in writing and specify the reason and termination date. The Contractor will be required to submit the final contract expenditure report not later than 45 days after the effective date of written notice of termination. Upon termination of this contract, the Contractor shall not incur any new obligations after the effective date of the termination and shall cancel as many outstanding obligations as possible. The above remedies are in addition to any other remedies provided by law or the terms of this contract.

C.                 For Convenience. This contract may be cancelled or terminated by either of the parties without cause; however, the party seeking to terminate or cancel this contract must give written notice of its intention to do so to the other party at least 60 days prior to the effective date of cancellation or termination.

D.                Notwithstanding any other provision of this paragraph, this contract may be immediately terminated without any opportunity to cure, if any of the following events occurs:

1.                    Contractor becomes insolvent or liquidation or dissolution or a sale of the Contractor’s assets begins.

2.                    Contractor or any subcontractor violates or fails to comply with any applicable provision of federal or state law or regulation.

3.                    Contractor or any subcontractor knowingly provides fraudulent, misleading or misrepresentative information to any consumer/customer/client of the Department or to the Department.

4.                    Contractor has exhibited an inability to meet its financial or services obligations under this contract.

5.                    A voluntary or involuntary bankruptcy petition is filed by or against the Contractor under the U.S. Bankruptcy Code or any similar petition under any state insolvency law.

6.                    An assignment is made by the Contractor for the benefit of creditors.

7.                    A proceeding for the appointment of a receiver, custodian, trustee, or similar agent is initiated with respect to the Contractor.

8.                    The Department deems that such termination is necessary if the Contractor or any subcontractor fails to protect or potentially threatens the health or safety of any consumer/customer/client and/or to prevent or protect against fraud or otherwise protect the State of Georgia’s personnel, consumers/customers/clients, facilities, or services.

9.                    Contractor is debarred or suspended from performing services on any public contracts and/or subject to exclusion from participation in the Medicaid or Medicare programs.

10.              Contractor or any subcontractor violates or fails to comply with paragraphs 104 or 105 of this contract.

PARA #112 COOPERATION IN TRANSITION OF SERVICES:	(111) 3/17/03

The Contractor agrees upon termination of this contract, in whole or in part, for any reason will cooperate as requested by the Department to effectuate the smooth and reasonable transition of the care and services for consumers/customers/clients as directed by the Department. This will include but not be limited to the transfer of the consumer/customer/client records, personal belongings, and funds of all consumers/customers/clients as directed by the Department. Contractor further agrees that should it go out of business and/or cease to operate, all original records of consumers/customers/clients served pursuant to this contract shall be transferred by the Contractor to the Department immediately and shall become the property of the Department.

PARA #113 FORCE MAJEURE:	(112) 3/4/03

Each party will be excused from performance under this contract to the extent that it is prevented from performing, in whole or in substantial part, due to delays caused by an act of God, civil disturbance, civil or military authority, war, court order, acts of public enemy, and such nonperformance will not be default under this contract nor a basis for termination for cause. Nothing in this paragraph shall be deemed to relieve the Contractor from its liability for work performed by any subcontractor. If the services to be provided to the Department are interrupted by a force majeure event, the Department will be entitled to an equitable adjustment to the fees and other payments due under this contract.

PARA #114 ACCESS TO RECORDS AND INVESTIGATION:	(113) 3/17/03*

A.                The state and federal government and the Department shall have full and complete access to all consumer/customer/client records, administrative records, financial records, pertinent books, documents, papers, correspondence, including e-mails, management reports, memoranda, and any other records of the Contractor and subcontractor for the purpose of conducting or reviewing audit examinations, excerpts, and transcripts. Contractor and subcontractor record retention requirements are six years from submission of final expenditure report. If any litigation, claim, or audit is started before the expiration of the six-year period, the records shall be retained until all litigations, claims, or audit findings involving the records have been resolved.

B.                  The Contractor agrees that the DHR Office of Investigative Services, upon the request of the Commissioner or his designee, has full-authority to investigate any allegation of-misconduct in performance of duties-arising from this contract made against an employee of the Contractor. The Contractor agrees to cooperate fully in such investigations by providing the Office of Investigative Services full access to its records and by allowing its employees to be interviewed during such investigations.

C.                  The Department shall have the right to monitor and inspect the operations of the Contractor and any subcontractor for compliance with the provisions of this contract and all applicable federal and state laws and regulations and Department policy, with or without notice, at anytime during the term of this Contract. The Contractor agrees to cooperate fully with these monitoring and inspection activities. Such monitoring and inspection activities may include, without limitation, on-site health and safety inspections; financial and behavioral health/clinical audits; review of any records developed directly or indirectly as a result of this Contract; review of management systems, policies and procedures; review of service authorization and utilization activities; review of any other areas, activities or materials relevant to or pertaining to this Contract; and requirements to maintain on file with the Department such records as the Department may require to demonstrate compliance with the provisions of this Contract. The Department will provide the Contractor with a report of any findings and recommendations and may require the Contractor to develop corrective action plans as appropriate. Such corrective action plans may include requiring the Contractor to reimburse the Department, make changes in service authorization, utilization practices, and/or any activity deemed necessary by the Department.

PARA #115 COLLECTION OF AUDIT EXCEPTIONS:	(114) 3/1/92

The Contractor agrees that the Department may withhold net payments (voucher deduction) equal to the amount which has been identified by an audit, notwithstanding the fact that such audit exception is made against a prior or current contract or subcontract. The Contractor may also repay the Department for the total exception by check.

PARA #116 SUBCONTRACTS:	(115)3/4/03

Any subcontracts or delegation of the authority herein will be submitted to the Department for approval prior to execution (County Boards of Health, hereinafter referred to as “Board,” must comply with Georgia Code, Title 31). The Contractor/Board specifically agrees to be responsible for the performance of any subcontractor or other duties delegated and all provisions of this contract. The Contractor/Board will ensure that the subcontractor both understands and abides by all pertinent provisions of the contract and regulations applicable to the subcontractor. The Contractor/Board agrees to reimburse the Department for any federal or state audit disallowances arising from the subcontractor’s performance or non-performance of duties under this contract which are delegated to the subcontractor. The Department’s division/office directors and their program officers/directors are the Department’s approving authority for subcontracts and delegation of authority.

PARA #117 PUBLICITY:	(116) 3/4/03

A.                Contractors must ensure that any publicity given to the program or services provided herein identify the Department as a sponsoring agency. Publicity materials include, but are not limited to, signs, notices, information pamphlets, press releases, brochures, radio or television announcements, or similar information prepared by or for the Contractor. Prior approval for the materials must be received from the Department’s managing programmatic division/office. All media and public information materials must also be approved by the Commissioner’s Office of Policy and Government Services, Office of Communications. In addition, the Contractor shall not display the Department’s name or logo in any manner, including, but not limited to, display on Contractor’s letterhead or physical plant, without the prior written authorization of the Commissioner of the Department.

B.                  Notwithstanding subparagraph A above, if the Contractor is a county board of health, the Commissioner’s Office of Policy and Government Services must be notified prior to major publicity and/or media campaigns developed by or for the board-operated programs which identify the Department as a sponsoring agency. This is to enable the Commissioner’s Office of Policy and Government Services to support the effort and to respond in a timely manner to inquiries to the Department that might result. In addition, the Contractor shall not display the Department’s name or logo in any manner, including, but not limited to, display on Contractor’s letterhead or physical plant, without the prior written authorization of the Commissioner of the Department.

PARA #118 INVENTIONS, PATENTS, COPYRIGHTS, INTANGIBLE PROPERTY AND PUBLICATIONS:	(117) 3/4/03

A.                Inventions and patents.  The Contractor agrees if patentable items, patent rights, processes, or inventions are produced in the course of work supported and funded by this contract, to report such facts in writing promptly and fully to the Department.  The federal agency and the Department shall determine whether protection of the invention or discovery shall be sought. The federal agency and Department will also determine how the rights to the invention or discovery, including rights under any patent issued thereon, shall be allocated and administered in order to protect the public interest consistent with Government Patent Policy.

B.                  Copyrights.  Except as otherwise provided in the terms and conditions of this contract, the author or the Department is free to copyright any books, publications, or other copyrightable materials developed in the course of, or under this contract.  Should any copyright materials be produced as a result of this contract, the federal agency and the Department shall reserve a royalty-free nonexclusive and irrevocable right to reproduce, modify, publish, or otherwise use and to authorize others to use the work for government and departmental purposes.

C.                  Publications:  All publications, including pamphlets, art work, and reports shall be submitted to the Department on disk or electronically.

PARA #119 CONSULTANT/STUDY CONTRACT:	(118) 3/4/03

A.                The Contractor agrees not to release any information, findings, research, reports, recommendations, or other material developed or utilized during or as a result of this contract until such time as the information has been provided to the Department, appropriately presented to the Board of Human Resources, and made a matter of public record.

B.                  The Contractor further agrees that any research, study, review, or analysis of the consumers/customers/clients served under this contract by any outside individual or organization must be conducted in conformance with Department of Human Resources Policy 7901, Protection of Human Subjects.

C.                  All products developed/collected including raw data, databases, including code specifications, shall be the property of the Department and may be subject to review and validation by the Department prior to completion of study.

PARA #120 CONTRACTOR/SUBCONTRACTOR LICENSE REQUIREMENTS:	(119) 3/17/03

A.                The Contractor agrees to maintain any required city, county and state business licenses and any other special licenses required, prior to and during the performance of this contract.

B.                  The Contractor is responsible to ensure that subcontractors are appropriately licensed.

C.                  The Contractor agrees that if it loses or has sanctioned any license, certification or accreditation required by this Contract or state and federal laws, that this contract may be terminated immediately in whole or in part.

PARA #121 DRUG-FREE WORKPLACE:	(120) 12/18/01

A.                If Contractor is an individual, he or she hereby certifies that he or she will not engage in the unlawful manufacture, sale, distribution, dispensation, possession, or use of a controlled substance or marijuana during the performance of this contract.

B.                  If Contractor is an entity other than an individual, it hereby certifies that it will comply with the Drug-Free Workplace Act of 1988 (Public Law 100-690, Title V, Subtitle D; 41 U.S.C. 701 et seq.) and that:

1.                    A drug-free workplace will be provided for the Contractor’s employees during the performance of this contract; and

2                       It will secure from any subcontractor hired to work in a drug-free workplace the following written certification: As part of the subcontracting agreement with (Contractor’s Name), (Subcontractor’s Name), certifies to the Contractor that a drug-free workplace will be provided for the subcontractor’s employees during the performance of this contract pursuant to paragraph 7 of subsection B of Code Section 50-24-3”.

C.                  Contractor may be suspended, terminated, or debarred if it is determined that:

1.                    The Contractor has made false certification hereinabove; or

2.                    The Contractor has violated such certification by failure to carry out the requirements of Official Code, of Georgia Section 50-24-3.

PARA #122 FEDERAL AND DEPARTMENTAL PROHIBITIONS AND REQUIREMENTS RELATED TO LOBBYING:	(121B) 4/30/01

A.     Pursuant to Section 1352 of Public Law 101-121, the Contractor agrees that:

1.       No federally appropriated funds have been paid or will be paid, by or on behalf of the Contractor, to any person for influencing or attempting to influence an officer or employee of any federal agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the awarding of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement.

2.       As a condition of receipt of any federal contract, grant, loan, or cooperative agreement exceeding $100,000, the Contractor shall file with the Department a signed “Certification Regarding Lobbying,” attached hereto as Annex B.

3.                    If any funds other than federally appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with this federal contract, grant, loan, or cooperative agreement, the Contractor shall complete and submit Standard Form-LLL, “Disclosure Form to Report Lobbying,” in accordance with its instructions, copies of which may be obtained from the Department

4.                    A disclosure form will be filed at the end of each calendar quarter in which there occurs any event that requires disclosure or that materially affects the accuracy of the information contained in any disclosure form previously filed by Contractor under subparagraphs (b) or (c) of this paragraph. An event that materially affects the accuracy of the information reported includes:

a.                   A cumulative increase of $25,000 or more in the amount paid or expected to be paid for influencing or attempting to influence a covered federal action; or

b.      A change in the person(s) or individual(s) influencing or attempting to influence a covered federal action; or

c.      A change in the officer(s), employee(s), or member(s) contacted to influence or attempt to influence a covered federal action.

Any Contractor who makes a prohibited expenditure or who fails to file or amend the disclosure form, as required, shall be subject to a civil penalty of not less than $10.000 and not more than $100,000 for each such expenditure.

An imposition of a civil penalty under this section does not prevent the United States from seeking any other remedy that may apply to the same conduct that is the basis for the imposition of such civil penalty.

The Contractor shall require that the prohibitions and requirements of this paragraph be included in the award documents for all sub awards at all tiers (including subcontracts, subgrants, and contracts under grants, loans, and cooperative agreements) and that all sub recipients shall certify and disclose accordingly.

B.      Contractor further agrees that in accordance with the federal appropriations act:

1.                    No part of any federal funds contained in this contract shall be used, other than for normal and recognized executive- legislative relationships, for publicity or propaganda purposes, for the preparation, distribution or use of any kit, pamphlet, booklet, publication, radio, television, or video presentation designed to support or defeat legislation pending before the Congress or any State legislature, except in presentation to the Congress or any State legislature itself.

2.                    No part of any federal funds contained in this contract shall be used to pay the salary or expenses of any grant or contract recipient, or agent acting for such recipient, related to any activity designed to influence legislation or appropriations pending before the Congress or any State legislature.

C.                  Contractor further agrees that no part of state funds contained in this contract shall be used for the preparation, distribution or use of any kit, pamphlet, booklet, publication, radio, television, Internet, or video presentation designed to support or defeat legislation pending before the General Assembly or any committee thereof, or the approval or veto of legislation by the Governor or for any other related purposes.

PARA #123 CRIMINAL RECORDS INVESTIGATIONS:	(122A) 05/11/04

A.     The Contractor agrees that, for the filling of positions or classes of positions having direct care/treatment/custodial responsibilities for services rendered under this contract, applicants selected for such positions shall undergo a criminal record history investigation which shall include a fingerprint record check pursuant to the provisions of Section 49-2-14 of the Official Code of Georgia Annotated. In order to initiate this requirement, the Department will provide the forms which will include the required data from the applicant. The Contractor agrees to obtain the required information (which will include two proper sets of fingerprints on each applicant) and transmit said fingerprints directly to the Georgia Crime Information Center, together with the fee as required by said center for a determination made pursuant to Section 49-2-14 of the Official Code of Georgia Annotated or any other relevant statutes or regulations.

B.      After receiving (the information from the Georgia Crime Information Center or any other appropriate source, the Department will review any derogatory information and, if the crime is one which is prohibited by duly published criteria within the Department, the Contractor will be informed, and the individual so identified will not be employed for the purpose of providing services under this contract.

C.      The provisions of this paragraph of the contract shall not apply to persons employed in day-care centers, group day-care homes, family day-care homes, child-caring institutions or child care learning centers which are required to be licensed, registered, or commissioned by the Department or by the Georgia Department of Early Care and Learning or to personal care homes required to be licensed, permitted, or registered by the Department.

PARA #124 AIDS POLICY:	(123) 3/4/03

A.                Contractor agrees, as a condition to provision of services to the Department’s consumers/customers/clients/patients, not to discriminate against any consumer/customer/client/patient who may have AIDS or be infected with Human Immunodeficiency Virus (HIV). The Contractor is encouraged to provide or cause to be provided appropriate AIDS training to its employees and to seek AIDS technical advice and assistance from the appropriate division or office of the Department, as the Contractor deems necessary. The Contractor further agrees to refer those consumers/customers/clients/patients requesting additional AIDS related services or information to the appropriate county health department.

B.                  Notwithstanding subparagraph A above, if the Contractor is a county board of health it agrees to comply with the Joint Advisory Notice, entitled “Protection Against Occupational Exposure to Hepatitis B Virus (HBV) and Human Immunodeficiency Virus (HIV),” dated October 30, 1987, from the Department of Labor/Department of Health and Human Services and which has been made available to the board.  The board further agrees that in the implementation of the Department’s programs it will follow those standard operation procedures developed and identified by the appropriate program division of the Department as applicable to the specific programs and as provided to the board by the program division.

PARA #125 INDEMNIFICATION:	(124) 3/4/03

Contractor hereby waives, releases, relinquishes, discharges and agrees to indemnify, protect and save harmless the State of Georgia (including the State Tort Claims Trust Fund), DHR, DOAS, their officers and employees (collectively “indemnitees”) of and from any and all claims, demands, liabilities, loss, costs or expenses for any loss or damage for bodily injury (including but not limited to death), personal injury, property damage, attorneys’ fees caused by, growing out of, or otherwise happening in connection with this Contract, due to any act or omission on the part of Contractor, its agents, employees, subcontractors, or others working at the direction of Contractor or on Contractor’s behalf; or due to any breach of this Contract by contractor; (collectively, the “Indemnity Claims”).

This indemnification extends to the successors and assigns of the Contractor, and this indemnification and release survives the termination of this Contract and the dissolution or, to the extent allowed by law, the bankruptcy of the Contractor.

If and to the extent such damage or loss as covered by this indemnification is covered by the State Tort Claims Fund or any other self-insurance funds maintained by the Department of Administrative Services (collectively, the “funds”), the Contractor agrees to reimburse the Funds for such funds paid out by the Funds. To the full extent permitted by the Constitution and the laws of the State of Georgia and the terms of the Funds, the Contractor and its insurers waive any right of subrogation against the State of Georgia, the Indemnitees, and the Funds and insurers participating thereunder, to the full extent of this indemnification.

Contractor shall, at its expense, be entitled to and shall have the duty to participate in the defense of any suit against the Indemnities. No settlement or compromise of any claim, loss or damage asserted against Indemnitees shall be binding upon Indemnitees unless expressly approved by the Indemnitees.

PARA #126 DEBARMENT:	(126) 3/1/92

In accordance with Executive Order 12549, Debarment and Suspension, and implemented at 45 CFR Part 76, 100-510, Contractor certifies by signing Annex C that neither it nor its principals are presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in this contract by any federal department or agency. Contractor further agrees that it will include the clause titled “Certification Regarding Debarment, Suspension, Ineligibility, and Voluntary Exclusion - Lower Tier Covered Transaction,” without modification, in all lower tier transactions and in all solicitations for lower tier covered transactions.

PARA #127 NONSMOKING POLICY FOR CHILDREN’S SERVICES:	(127) 3/24/95

The Contractor agrees to comply with Public Law 103-227, also known as the Pro-Children Act of 1994, which requires that smoking not be permitted in any portion of any indoor facility owned or leased or contracted for by the Contractor and used routinely or regularly for the provision of health care, day care, early childhood development services, education or library services to children under the age of 18. Failure to comply with the provisions of the law may result in the imposition of a civil monetary penalty up to $1,000.00 (for each violation and/or the imposition of an administrative compliance order on the Contractor.

SECTION II SPECIAL TERMS AND CONDITIONS:	SECTION IIA

PARA #201 DEPARTMENT AND CONTRACTOR AGREEMENTS:	(201) 3/17/03

WITNESSETH:

WHEREAS, the Department has a need for and desires therapeutic residential intervention services for children;

AND

WHEREAS, the Contractor has represented to the Department its willingness and ability to provide the services and/or products identified herein.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed by and between the parties hereto as follows:

A.     The Contractor agrees:

1.       That the Level of Care Application proposal, approved by the Department, is by reference made a part of this contract.

2.                    To accept into care and provide therapeutic residential intervention services (TRIS) to children referred by the Department and its local Department of Family and Children Services offices (DFCS).  Admission decisions will be made within seven working days of the receipt of the completed application, as defined in the program rules, submitted by the Department’s case manager on behalf of the child. To provide written notice of the decision to the Department and to the case manager whether the contractor will accept the referred child into treatment or to not accept the referred child into treatment.

3.                    To maintain in current status during the term of this contract all such licenses and certificates as may be required by the Department or professional association or accreditation issuer for staff, facilities and programs and to maintain compliance with the Minimum Standards for Level of Care Providers.

4.                    To use only such contracted service vendors who possess the appropriate license, certificate or accreditation as may required by the Department when providing TRIS services to children accepted under this contract.

5.                    To participate fully with the Department in any and all such activities that result in rates for payment or recovery of costs from such third parties that may be billable for any such cost for TRIS services provided under this contract.

6.                    To provide the Department with information in the way of outcomes measures, statistical reports, service narratives, client treatment and care documentation and other such information as the Department deems necessary for the Department’s exclusive use.

7.                    To accept into care and provide therapeutic residential intervention services (TRIS), subject to the Contractor’s capacity and approved Level of Care proposal, children referred by the Department or its local Department of Family and Children Services offices (DFCS) and children with previous disrupted placements referred by other providers of TRIS services. Within 72 hours of such application, Contractor will provide a written determination to the referring agency that a child is or is not appropriately referred or placed in the Contractor’s facility. (For Emergency Shelters Only)

8.                    To observe and document the behaviors of children accepted into care and to provide the Department with recommendations for treatment whether or not such child has assessed service level needs identified. (For Emergency Shelters Only)

9.                    To develop an individual service plan for each child in care for more than 72 hours and placed by the Department or its local Department of Family and Children Services, including the family as appropriate, in order to assist the Department with proper authorizations for services. (For Emergency Shelters Only)

10.              To work with assessment providers, documenting the behaviors exhibited by children placed by the Department or its local Department of Family and Children Services, in order to properly assess a child’s need for service. (For Emergency Shelters Only)

11.     To develop an individual service plan for each child placed by the Department or its local Department of Family and Children Services, including the family as appropriate, in accordance with the level of care identified for such child or children; to provide the service as described in the individual service plan to the individual and family named in the individual service plan; and, to document the provision of services described in the individual service plans and delivered to the individual as contained in these plans and in accordance with the professional standards and other such requirements as may be designated by the Department.

12.     To involve the local Department of Family and Children Services in the entire treatment planning process and ensure that the local Department of Family and Children Services office is sent written documentation of all treatment planning activities, including progress reports done on at least a quarterly basis and to work as a partner with the local Department of Family and Children Services, with the goal of achieving permanency for the child.

13.     To notify the Department immediately upon discovery of any significant injury or demise of any child placed with the contractor, whether or not the Department placed that child. To notify the Department immediately upon discovery of any serious health or safety issues. To place on file with the Department (with the programmatic contact) the contractor’s protocol on child disappearance.

14.     To allow the Department access to pertinent records/charts upon request and to maintain documentation for a period of six years from the date of service.

15.     To allow authorized representatives of the Department access to children placed by the Department in order to fulfill departmental case management obligations.

16.     To notify the Department of any change of address, telephone number, administrator/executive director or any other changes significantly impacting the provider’s delivery of services.

17.     To notify the Department of any unplanned discharge of any child placed by the Department at least 72 hours prior to such discharge except for as provided by the health and safety standards defined by the Office of Regulatory Services.

18.     To work with and support the Department in developing baseline data and instituting measures and related review process that will facilitate performance improvement in service outcomes for mission critical areas:

a.      Child health and safety.

b.      Family and community involvement.

c.      Permanency

d.      Functioning levels

e.      Placement stability.

f.       Reentry to care.

AND

B.      The Department will:

1.       Provide training to the Contractor regarding time study, cost report and required services documentation.

2.       Provide the Contractor with timely notification of any procedural or policy change impacting service delivery, case documentation or reporting.

3.       Provide service authorization documentation for each child placed with Contractor.

4.       Pay provider directly or through one of its local operating offices within 30 days of properly completed forms necessary to effect payment.

5.       Monitor the delivery of service and documentation of service by contractor and issue reports to contractor about the results of that monitoring.

6.       Develop measures to review performance in service outcomes for mission critical areas.

7.       Provide reasonable notice to the provider prior to discharging a child from care, changing the case manager for a child in care or temporarily removing a child from the provider’s program.

SECTION III CONTRACT PAYMENT PROVISIONS
PARA #301 DEPARTMENT PAYMENT TO CONTRACTOR:	(301E) 2/23/84

The department will pay the contractor at the level of care rates described in Annex E.  The rates per day identified in Annex E are to be claimed only if a child is placed by the Department and is in residence in the Contractor’s institution or in a Contractor provided community placement overnight. In the event a child is transferred between institutions, only the claim made by the institution where the child slept overnight will be honored. The Contractor agrees to accept the Division’s payment rates and conditions for the services specified in this Contract for the identified population. The Contractor agrees and is required to pursue reimbursement from other insurers and payers from which coverage for the consumers’ services may be provided. The Contractor has the right and obligation to collect payment from eligible consumers for non-covered services, co-payments, and deductibles as well as collecting payment from third party sources for services. The contractor further agrees not to bill any government agency other than the Department or its local Departments of Family and Children Services for any service or any component of any service delivered to any child placed by the Department or its local Department of Family and Children Services under this contract. Billing to the Department or its local Departments of Family and Children Services will be at the contracted rate described in Annex E. This paragraph is not intended to prohibit the contractor from billing other local, state or federal agencies for reimbursable expenses that are not covered by the rates contained on Annex E.

For a child transferring between levels and the new level is lower: If a placement at the lower level is not available, that child may continue at the former higher rate for thirty (30) days upon the notification by the Contractor to the Department, if at the end of that thirty (30) day period, a placement at the lower level is” still not available for the child, an additional fifteen (15) day period at the former rate for the higher level may be authorized by the Department in its sole discretion that it is in the best interest of the child to do so. If, at the end of the additional fifteen (15) day period or forty-five (45) days after a child’s new level is established, no placement at the lower level is available and the Department wishes to maintain the child in care with the Contractor, the child’s placement may be continued at the former higher rate provided the Contractor can document all due diligence in assisting the Department in securing an appropriate placement for the child.

For a child transferring between levels and the now level is higher: The contractor agrees that the new rate will not be billed until after a new individual service plan has been designed and the new level of care services have been delivered to the child. The Contractor agrees to accept the Division’s payment rates and conditions for the services specified in this Contract for the identified population.

Claiming the enhanced rate for education: Contractors which are licensed as Child Caring Institutions and which operate a Department of Education certified school or an accreditation agency approved by DHR/DJJ may claim the enhanced rate for all children aged 5 years and older placed by the Department with them each day the child is in residence with the Contractor.

PARA #302 INVOICE SUBMISSION:	(306B) 4/8/98

The Contractor agrees to submit an invoice monthly to the local Department of Family and Children Services Office in accordance with the fixed rate payment schedule during the term of this contract within 10 days of the end of the month of the invoiced month.  Any invoice submitted more than 10 days following the contract termination date will not be paid by the Department for service levels 1-4.

If the contractor is a Child Placing Agency (CPA), the contractor will invoice separately that portion of the rate provided to the contracted community foster home for the room, board or watchful oversight of any child placed by the Department and that portion of the rate which is retained by the agency. The invoice form to be used is attached to this contract as Annex F.

Approved level 5 and 6 service providers will mail invoices to the address on the pre-bill in accordance with the fixed rate payment schedule attached to this contract as Annex E.

SECTION IV COMPLIANCE WITH STATE AND FEDERAL LAWS, RULES, REGULATIONS AND STANDARDS:

STATE AND FEDERAL LAWS. RULES, REGULATIONS AND STANDARDS:

PARA #401 STATE AND FEDERAL LAWS, RULES, REGULATIONS AND STANDARDS:	(401F) 05/11/04

Contractor agrees that all work done as part of this contract will comply fully with all administrative and other requirements established by applicable federal and state laws, rules and regulations, and assumes responsibility for full compliance with all such laws, rules and regulations, and agrees to fully reimburse the Department for any loss of funds or resources resulting from non-compliance by the Contractor, its staff, agents, or subcontractor as revealed in any subsequent audits.  Contractor understands that the following items specifically apply to this contract, but do not exclude any other applicable federal or state laws or requirements.

A.     Compliance with Health Insurance Portability and Accountability Act (HIPAA):

It is understood and agreed that the Department is a “covered entity” as defined by HIPAA of 1996 and the federal “Standards for Privacy of Individually Identifiable Health Information” promulgated thereunder at 45 CFR Parts 160 and 164. Further, it is agreed that as a business associate of the Department that its use or disclosure of any person’s protected health information received from or on behalf of the Department will be governed by the Business Associate Agreement, attached hereto as Annex G, which the Contractor agrees to by signing and submitting with this contract. Such Business Associate Agreement is executed and is effective simultaneously with this contract/amendment.  However, the Business Associate Agreement will survive this contract amendment pursuant to Section E of the Business Associate Agreement.

3.       45 CFR Part 74; as used in this contract, the word Contractor is synonymous with the word Subgrantee as used in this Code of Federal Regulations.

C.      Compliance with Executive Orders Concerning Ethics:

The Contractor agrees to comply in all applicable respects with the Governor’s Executive Orders concerning ethics matters, including, but not limited to Executive Order dated January 13, 2003 (Establishing Code of Ethics for Executive Branch Officers and Employees, including provisions governing former officers and employees) and Executive Order dated October 1, 2003 (Providing for the Registration and Disclosure of Lobbyists Employed or Retained by Vendors to State Agencies). In this regard, the Contractor certifies that any lobbyist engaged to provide services has both registered and made the disclosures required by the Executive Orders.

D.      Fair Labor Standards Act of 1936, as amended.

E.      Minimum Standards for Level of Care Providers.

F.      Community Opportunities, Accountability, and Training and Educational Services Act of 1998, Title III, Sections 301-309.

G.                  Social Security Act, Title XIX, as amended; Public Laws 89-97, 90-248, and 91-56; 42 U.S.C. 1396 et seq., as amended; Public Law 92-223; Public Law 92-603; Public Law 93-66; Public Law 93-233; Public Law 96-499; Public Law 97-35; Public Law 97-248; Public Law 98-369; Public Law 99-272; Public Law 99-509; Public Law 100-93; Public Law 100-202; Public Law 100-203; Public Law 100-360; Public Law 100-436; Public Law 100-485; Public Law 100-647; Public Law 101-166; Public Law 101-234; Public Law 101-239; Public Law 101-508; Public Law 101-517; Public Law 102-234; Public Law 102-170; Public Law 102-394; Public Law 103-66; Public Law 103-112; Public Law 103-333; Public Law 104-91; Public Law 104-191; Public Law 104-193; Public Law 104-208, 104-134; Balanced Budget Act of 1997, Public Law 105-33; Public Law 106-113; Public Law 106-554.

PARA #402 ENTIRE UNDERSTANDING:	(403) 5/02/02

This contract, together with the annexes and all other documents incorporated by reference, represents the complete and final understanding of the parties to this contract. No other understanding, oral or written regarding the subject matter of this contract, may be deemed to exist or to bind the parties at the time of execution.

SECTION V:
PARA #501 CONTRACT ANNEX INCLUSION:	(501) 3/17/03

This contract includes annexes as listed below, which are hereto attached:

Annex A	Service Delivery Sites
Annex B	Certification Regarding Lobbying
Annex C	Debarment Certification
Annex D	Contractor Proposal
Annex E	Rate Schedule
Annex F	Invoice –Form 526 LOC
Annex G	HIPAA Business Association Agreement
Annex H	Government Funded Religious Activities Clarification

SIGNATURES TO CONTRACT BETWEEN THE DEPARTMENT OF HUMAN RESOURCES

AND

National Mentor HealthCare, Inc.

CONTRACTS WITH FOR PROFIT CORPORATIONS

IN WITNESS WHEREOF, the parties have hereunto affixed their signatures on the dates indicated.

The contractor certifies by signature hereon that the named corporation is registered with the Georgia Secretary of State to do business in the State of Georgia and that all required reports have been filed with that office, so as to ensure that the corporation is in good standing with the Georgia Secretary of State.

CONTRACTOR EXECUTION:		MENTAL EXECUTION:

National Mentor HealthCare, Inc.
Name of Corporation	[GRAPHIC]	[ILLEGIBLE] Commissioner of the
Department of Human Resources

By:

Title

The person signing on behalf of Contractor has
full power and has been properly authorized and empowered to enter into this Contract.		WILLIAM L. HARRIS Departmental Contract Liaison Office of Financial Services Procurement/Contracts Administration

***Date signed by Contractor		***Date signed by the Department

***Must be a date equal to or earlier than the effective date of the contract as specified in paragraph #102 of this contract.

ANNEX A

SERVICE DELIVERY SITES

National Mentor Healthcare, Inc.

2987 Clairmont Avenue

Atlanta, Georgia 30329

National Mentor Healthcare, Inc.

2799 Lawrenceville Hwy

Suite 201

Decatur, Georgia 30033

National Mentor Healthcare, Inc.

205 Cleveland Rd.

Bogart, Georgia 30622

National Mentor Healthcare, Inc.

5569 Houston Ave.

Macon, Georgia 31206

National Mentor Healthcare, Inc.

7130 Hodgson Memorial Drive

Suite 203

Savannah, Georgia 31406

National Mentor Healthcare, Inc.

4210–17 Columbia Road

Martinez, Georgia 30907

National Mentor Healthcare, Inc.

1315 Delaunay Ave.

Suite 108

Columbus, Georgia 31091

National Mentor Healthcare, Inc.

1216 Dawson Rd.

Suite 113

Albany, Georgia 31707

National Mentor Healthcare, Inc.

951 Harmony Rd.

Eatonton, Georgia 31024

ANNEX B

CERTIFICATION REGARDING LOBBYING

Certification for Contracts, Grants, Loans, and Cooperative Agreements

The undersigned certifies, to the best of his or her knowledge and belief, that:

1.                    No federal appropriated funds have been paid or will be paid, by or on behalf of the undersigned, to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress or an employee of a member of Congress in connection with the awarding of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement.

2.                    If any funds other than federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with this federal contract, grant, loan, or cooperative agreement, the undersigned shall complete and submit Standard Form-LLL, “Disclosure Form to Report Lobbying,” in accordance with its instructions.

3.                    The undersigned shall require that the language of this certification be included in the award documents for all subawards at all tiers (including subcontracts, subgrants, and contracts under grants, loans, and cooperative agreements) and that all sub recipients shall certify and disclose accordingly.

This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into Submission of this certification is a prerequisite for making or entering into this transaction imposed by Section 1352, Title 31, U.S. Code. Any person who fails to file the required certification shall be subject to a civil penalty of not less than $10,000 and not more than $100,000 for each such failure.

By	/s/ Larry Webb	Date	9/29/04
(Signature of Official Authorized to Sign)

ANNEX C

CERTIFICATION REGARDING

DEBARMENT, SUSPENSION, INELIGIBILITY AND VOLUNTARY EXCLUSION
LOWER TIER COVERED TRANSACTION

(1)                The prospective lower tier participant certifies, by submission of this proposal, that neither it nor its principals is presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in this transaction by any Federal department or agency.

(2)                Where the prospective lower tier participant is unable to certify to any of the statements in this certification, such prospective participant shall attach an explanation to this proposal.

/s/ Larry Webb, Exe Dir	/s/ Larry Webb	9/29/04
Name and Title of Authorized Representative	Signature	Date

INSTRUCTIONS FOR CERTIFICATION

1.       By signing and submitting this proposal, the prospective lower tier participant is providing the certification set out below.

2.                    The certification in this clause is a material representation of fact upon which reliance was placed when this transaction was entered into. If it is later determined that the prospective lower tier participant knowingly rendered an erroneous certification, in addition to other remedies available to the Federal Government, the department or agency with which this transaction originated may pursue available remedies, including suspension and/or debarment.

3.                    The prospective lower tier participant shall provide immediate written notice to the person to whom this proposal is submitted if at any time the prospective lower tier participant learns that its certification was erroneous when submitted or has become erroneous by reason of changed circumstances.

4.                    The terms “covered transaction,” “debarred,” “suspended,” “ineligible,” “lower tier covered transaction,” “participant,” “person,” “primary covered transaction,” “principal,” “proposal,” and “voluntarily excluded,” as used in this clause, have the meanings set out in the Definitions and Coverage sections of rules implementing Executive Order 12549. You may contact the person to whom this proposal is submitted for assistance in obtaining a copy of those regulations.

5.                    The prospective lower tier participant agrees by submitting this proposal that, should the proposed covered transaction be entered into it shall not knowingly enter into any lower tier covered transaction with a person who is debarred, suspended, declared ineligible, or voluntarily excluded from participation in this covered transaction, unless authorized by the department or agency with which this transaction originated.

6.                    The prospective lower tier participant further agrees by submitting this proposal that it will include this clause titled “Certification Regarding Debarment, Suspension, Ineligibility and Voluntary Exclusion – Lower Tier Covered Transactions,” without modification, in all lower tier covered transactions and in all solicitations for lower tier covered transactions.

7.                    A participant in a covered transaction may rely upon a certification of a prospective participant in a lower tier covered transaction that it is not debarred, suspended, ineligible, or voluntarily excluded from the covered transaction, unless it knows that the certification is erroneous. A participant may decide the method and frequency by which it determines the eligibility of its principals. Each participant may, but is not required to, check the Nonprocurement List (Telephone 202/245-0729).

8.                    Nothing contained in the foregoing shall be construed to require establishment of a system of records in order to render in good faith the certification required by this clause. The knowledge and information of a participant is not required to exceed that which is normally possessed by a prudent person in the ordinary course of business dealings.

9.                    Except for transactions authored under paragraph 5 of these instructions, if a participant in a covered transaction knowingly enters into a lower tier covered transaction with a person who is suspended, debarred, ineligible, or voluntary excluded from participation in this transaction, in addition to other remedies available to the Federal Government, the department or agency with which this transaction originated may pursue available remedies, including suspension and/or debarment.

ANNEX D

CONTRACTOR’S PROPOSAL ON FILE WITH THE DEPARTMENT

ANNEX E

LEVEL OF CARE RATE SCHEDULE

LEVEL OF CARE RATES	RATE PER DAY

Child Caring Institutions

Level 1	$72.00

Level 2	$81.00

Level 3	$97.20

Level 4	$136.89

Level 4 w/Education	$157.50

Level 5	$197.19

Level 5 w/Education	$217.80

Level 6	$298.00

Level 6 w/Education	$321.00

Emergency Shelters

$97.20, unless the child is assessed at level 4-6

Child Placing Agencies

Level 1	$34.00

Level 2	$41.00

Level 3	$82.00

Level 4	$124.00

Level 5	$170.00

Level 6	$197.00

INVOICE

ANNEX F

Please provide written notification of any change in address or contact person to the division of office representative.

Remit Checks or Remittance Advice to:

CONTRACTOR:

Attn:                                                            CONTRACT NUMBER 427-93-

ADDRESS:

City/State/Zip:

CONTRACTOR’S ACCOUNT/INVOICE#:

MAIL INVOICE TO:

Attn:

*Attach additional sheets if needed.

Dates of Service	Description of Accomplishments	Amount

I, the undersigned, certify that the services or products shown above have been provided according to the terms of the contract and that the payment amount claimed accurately reflects the contracted rate:

Approved for Payment:

Contractor Signature	DHR Program Officer

Date Submitted to Division	Date Received by Division

Rev. 3/02

Annex F

Georgia Department of Human Resources
LEVEL OF CARE DFCS FOSTER CARE INVOICE

Foster Home	2. CASE WORKER NAME:
Institution
☐ Emerg. Shelter	3. CHILD’S NAME:	AGE:
☐ Respite
☐ Other	4. UAS PROGRAM CODE(S) (DFCS USE ONLY) , ,

County DFCS

Institution	Address	City	State	Zip

EXPENDITURES	DESCRIPTION	AMOUNT	FUND SOURCE (DFCS USE ONLY)
PLASE ATTACH RECEIPTS)

FROM TO Inclusive
PER DIEM LEVEL
FOR DAYS @ $ PER DAY

CLOTHING

SUPPLEMENTAL SUPERVISION
MEDICAL
INCIDENTALS (List)

OTHER EXPENSES (List)
LESS: REVENUE, COPAY, INSURANCE

	B. GRAND TOTAL:	$

Hereby certify that the above services have been rendered and that the total cost billed is a true reflection of the level of care rate, other costs reflects the application of other revenues received for this child this month.

CONTRACTOR AUTHORIZED SIGNATURE	DATE

Certify that this invoice has been checked and is approved for payment.

DFCS APPROVING AUTHORITY SIGNATURE	DATE

ITEMS 11-14 DFCS USE ONLY 11. VENDOR #              12. CHILD’S #

??. EXPENDITURES	CODE	STATE	CODE	COUNTY	CODE	RESTRICTED	TOTAL
Per Diem - Regular
Per Diem - Special
AIDS Approved Per Diem
State App. Per Diem Waivers
Initial Clothing
Annual Clothing
Clothing (County/R.F.)
Supplemental Supervision
Child Restraint Devices
Medical Needs
Incidentials
Written Waiver Item
Other

14. TOTALS:

Form 526 LOC (Rev. 12-03) Original - Accounting     Copy - Case Record Copy - Foster Patent (if desired)

PROVIDER INSTRUCTIONS FOR THE 526 LOC

FOSTER CARE INVOICE

THIS FORM IS ONLY FOR USE BY PROVIDERS APPROVED FOR LEVELS 1-4. PROVIDERS APPROVED FOR LEVELS 5 AND 6 (FORMER MATCH INTERMEDIATE AND INTENSIVE PLACEMENTS) WILL CONTINUE TO USE THE EXISTING MATCH PREBILL PAYMENT PROCESS.

Form 526 LOC serves a dual purpose. The top half serves as the provider’s invoice with the bottom half serving as the account-coding document. Items 1-9 are to be completed by the LOC provider. DFCS staff completes items 10-24 and other places where DFCS USE ONLY is indicated. Complete a separate form for each child.

FOR PROVIDERS of LEVELS 1-4 SERVICES:

Item 1– Check the appropriate box to indicate the appropriate type of care. If the agency is a CHILD PLACING AGENCY only, check other and write CPA beside the other box.

Item 2– Enter the caseworker’s name for the child.

Item 3– Enter the child’s name.

Item 4– DFCS use only.

Item 5–Enter the name of the county DFCS office that has legal custody of the child. If this child is a Parental Custody child referred by Mental Health, enter the county of residence for the parents and write P.C. for parental custody.

Item 6– Enter the legal name and address of the LOC provider. If there are multiple sites, also enter the site name.

Item 7– For each sub item a-f enter a description and amount per item. DO NOT ENTER THE FUND SOURCE INFORMATION. DFCS staff will code the fund source information. If the agency is a CHILD PLACING AGENCY the administration and per diem must be split in accordance with federal regulations. Enter the per diem paid to the agency’s home in item a and the administration in item f “other” with a description of CPA Administration along with the amount. In Item g, enter the amount if any of any other revenue, co-payments made by parents or insurance received for this child.

Item 8– add items 7a through 7f and subtract item 7g. Enter this amount in item 8.

Item 9– Sign and date the invoice. Mail one invoice per child to the county office that has legal custody and place the child with your agency.

Approved Level 5 and 6 providers will continue to mail invoices to the address on the pre-bill.

ANNEX G

HIPAA BUSINESS ASSOCIATE AGREEMENT

GEORGIA DEPARTMENT OF HUMAN RESOURCES

This Business Associate Agreement (hereinafter referred to as “Agreement”), effective the day and year first written above, is made and entered into by and between the Georgia Department of Human Resources (hereinafter referred to as “DHR”) and the Contractor (hereinafter referred to as “Business Associate”).

WHEREAS, DHR is required by the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”), to obtain satisfactory assurances that its Business Associates will provide appropriate safeguards of Protected Health Information (“PHI”) that a business associate may receive or create on behalf of DHR pursuant to this Contract and to document those assurances by entering into Business Associate Agreements with certain entities that provide functions, activities, or services involving the use of PHI;

WHEREAS, Business Associate may provide functions, activities, or services involving the use of PHI;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DHR and Business Associate (each individually a ‘Party’ and collectively the ‘Parties’) hereby agree as follows:

A. Terms used, but not otherwise defined, in this Agreement shall have the same meaning as those terms in the Privacy Rule, published as the Standards for Privacy of individually Identifiable Health Information in 45 CFR Parts 160 and 164 (“Privacy Rule”).

B. Except as limited in this Agreement Business Associate may use of disclose PHI only to extent necessary to meet its responsibilities as set forth in the Contract provided that such user of disclosure would not violate the Privacy rule if done by DHR.

C. Unless otherwise Required by Law, Business Associate agrees:

1.  That it will not request, create, receive, use or disclose PHI other than as permitted or required by this Agreement or as required by law.

2.  To establish, maintain and use appropriate safeguards to prevent use or disclosure of the PHI other than as provided for by this Agreement.

3.  To mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of PHI by Business Associate in violation of the requirements of this Agreement.

4.  That its agents or subbusiness Associates are subject to the same obligations that apply to Business Associate under this Agreement and Business Associate agrees to ensure that its agents or subbusiness Associates comply with the conditions, restrictions, prohibitions and other limitations regarding the request for, creation, receipt, use or disclosure of PHI, that are applicable to Business Associate under this Agreement.

5.  To report to DHR any use or disclosure of PHI that is not provided for by this Agreement of which it becomes aware. Business Associate agrees to make such report to DHR in writing in such form as DHR may require within twenty-four(24) hours after Business Associate becomes aware.

6. To make any amendment(s) to PHI in a Designated Record Set that DHR directs or agrees to pursuant to 45 CFR 164.526 at the request of DHR or an individual, within five (5) business days after request of DHR or of the individual Business Associate also agrees to provide DHR with written confirmation of the amendment in such format and within such time as DHR may require.

7. To provide access to PHI in a Designated Record Set to DHR upon request, within five (5) business days after such request, or, as directed by DHR, to an individual.  Business Associate also agrees to provide DHR with written confirmation that access has been granted in such format and within such time as DHR may require.

8.  To give DHR, the Secretary of the U.S. Department of Health and Human Services (the “Secretary”) of their designees access to Business Associate’s books and records and policies, practices or procedures relating to the use and disclosure of PHI for or on behalf of DHR within five (5) business days after DHR, the Secretary or their designees request such access or otherwise as DHR, the Secretary or their designees may require. Business Associate also agrees to make such information available for review, inspection and copying by DHR, the Secretary or their designees during normal business hours at the location or locations where such information is maintained or to otherwise provide such information to DHR, the Secretary or their designees in such form, format or manner as DHR, the Secretary or their designees may require.

9. To document all disclosures of PHI and information related to such disclosures as would be required for DHR to respond to a request by an individual or by the Secretary for an accounting of disclosures of PHI accordance with the requirements of the Privacy Rule.

10. To provide to DHR or to an individual, information collected in accordance with Section 3.1. of this Agreement, above, to permit DHR to respond to a request by an individual for an accounting of disclosures of PHI as provided in the Privacy Rule.

D. Unless otherwise required by Law, DHR agrees:

1.  That it will notify Business Associate of any new limitation in DHR’s Notice of Privacy Practices in accordance with the provisions of the Privacy Rule if, and to the extent that, DHR determines in the exercise of its sole discretion that such limitation will affect Business Associates use or disclosure of PHI.

2.  That it will notify Business Associate of any change in, or revocation of, permission by an individual for DHR to use or disease PHI to the extent that DHR determines in the exercise of its sole discretion that such change or revocation will affect Business Associates use or disclosure of PHI.

3.  That it will notify Business Associate of any restriction regarding its use or disclosure of PHI that DHR has agreed to in accordance with the Privacy Rule if, and to the extent that, DHR determines in the exercise of its sole discretion that such restriction will affect Business Associate’s use or disclosure of PHI.

E. The Term of this Agreement shall commence on the day and year first written above, and shall terminate when all the PHI provided by DHR to Business Associate, or created or received by Business Associate on behalf of DHR, is destroyed or returned to DHR, or, if it is infeasible to return or destroy PHI, protections are extended to such information, in accordance with the termination provisions in this Annex.

1.  Termination for Cause. Upon DHR’s knowledge of a material breach by Business Associate, DHR shall either;

a.  Provide an opportunity for Business Associate to cure the breach or end the violation, and terminate this Agreement if Business Associate does not cure the breach or end the violation within the time specified by DHR;

b.  Immediately terminate this Agreement if Business Associate has breached a material term of this Agreement and cure is not possible; or

c.  If neither termination nor cure is feasible, DHR shall report the violation to the Secretary.

2.  Effect of Termination.

a.  Except as provided in paragraph (A.) (2) of this Section, upon termination of this Agreement, for any reason, Business Associate shall return or destroy all PHI received from DHR, or created or received by Business Associate on behalf of DHR. This provision shall apply to PHI that is in the possession of subbusiness Associates or agents of Business Associate. Neither Business Associate nor its agents nor subbusiness Associates shall retain copies of the PHI.

b.  In the event that Business Associate determines that returning or destroying the PHI is not feasible. Business Associate shall send DHR detained written notice of the specific reasons why it believes such return or destruction is not feasible and the factual basis for such determination, including the existence of any conditions or circumstances which make such return or disclosure infeasible. If DHR determines, in the exercise of its sole decretion, that the return or destruction of such PHI is not feasible. Business Associate agrees that it will limit its further use or disclosure of PHI only to those purposes DHR may, in the exercise of its sole discretion, deem to be in the public interest or necessary for the protection of such PHI, and will take such additional action as DHR may require for the protection of patient privacy or the safeguarding, security and protection of such PHI.

c.  If neither termination nor cure is feasible, DHR shall report the violation to the Secretary.

d.  Section E.2 of this Agreement, regarding the effect of termination or expiration, shall survive the termination of this Agreement.

F.  Interpretation. Any ambiguity in this Agreement shall be resolved to permit DHR to comply with appleable state and federal laws, rules and regulations, and the Privacy Rule, and any rules, regulations, requirements, rulings, interpretations, procedures or other actions related thereto that are promulgated, issued or taken by or on behalf of the Secretary, provided that applicable federal laws, rules and regulations and the laws of the State of Georgia shall supersede the Privacy Rule if, and to the extent that, they impose additional requirements, have requirements, that are more stringent than or provide greater protection of patient privacy or the security or safeguarding of PHI than those HIPAA and its Privacy Rule.

All other terms and conditions contained in the Contract and any amendment thereto, not amended by this Annex, shall remain in full force and effect. The undersigned Business Associate agents, by signing this Agreement below, that it will comply with all provisions of HIPAA and the federal “Standards for Privacy of Individually Identifiable Health Information” promulgated thereunder at 45 CFR Parts 160 and 164, and that it assures to DHR that it will provide appropriate safeguards of Protected Health Information (“PHI”) as an entity that provides functions, activities, or services involving the use of PHI;

For the Contractor.	For the Commissioner of the Department of Human Resources:

/s/ [ILLEGIBLE]
Signature and Title of Contractors Authorized Representative	Office of Financial Services/Procurement/Contracts Administration

[ILLEGIBLE]
Date Signed/by Contractor	Date Signed by the Department

ANNEX H

GOVERNMENT FUNDED RELIGIOUS ACTIVITIES CLARIFICATION

1. The Department shall defer to the Contractor’s designation of positions serving a primarily spiritual, ministerial, or religious purpose. (Para. 104.A.)

2. The Contractor shall be deemed to be in compliance with the restrictions on the use of government monies in Paragraphs 104.A. and 105 if it segregates such funds into a separate account and refrains from using those funds to sponsor religious activities or to pay compensation or benefits to persons in non-secular positions. (Paras. 104.A. and 105.)

3. Without changing the requirements of Paragraph 104A, the Contractor maintains the right to employ personnel who can accept and support the Contractor’s mission statement and who can effectively support and relate to foster parents for whom religious beliefs are important.  Employee personnel other than those in non-secular positions who_only incidentally interact with spiritual, ministerial or religious programs may nevertheless be evaluated on their ability to fulfill the functions of these positions, which evaluation may include the ability to interact and communicate with those in non-secular positions and consideration of all other relevant factors.  However, such incidental interaction with spiritual, ministerial or religious programs or personnel on the part of such employee personnel shall not be construed to constitute impermissible funding or support of such programs or personnel. The inability or unwillingness of an employee or prospective employee to work well with and be supportive of the Contractor’s other personnel, including its non-secular employees, may be considered by the Contractor. (Para. 104.A.)

4. The Contractor shall make available for inspection by the Department all non-privileged legally producible records required by this Contract; provided, however, that the private, confidential employment records of individual employees or prospective employees shall be treated as confidential by the Department and its personnel and shall not be disclosed to any third party without the consent of such employee or prospective employee, and if such records contain the mental impressions of Contractor agents, the consent of the Contractor. (Para. 104.A.) However, it is understood that the Department is subject to the provisions of the Georgia Open Records Act found at O.C.G.A. §§ 50-18-70 et seq. with regard to records coming into its possession in the normal course of business.

5. The phrases “consumer/customer/client,” “any person,” and “any individual” as used in Paragraph 104.B. refer only to children in state custody, and shall not be construed to include the potential and actual foster families with whom the Contractor places children. (Para. 104.B.)

6. The word “harassment” as used in Paragraph 104.B. shall be given its customary and ordinary meaning in law. (Para. 104.B.)

7. The term “government monies” as used in paragraphs 104 and 105 means only funds received by the Contractor directly from the Department.

8. The Department recognizes that as a religiously-based service provider, Contractor may from time to time engage in religious activities in its services and programs, including religious worship, instruction, proselytization, or promotion, and that no provision of Paragraph 105 shall be construed to prohibit said activities. The Department clarifies that incidental participation in such activities by employees other than those in non-secular positions shall not be construed to constitute impermissible funding or support of such activities in violation of this paragraph, but significant levels of participation in such activities will require payment from segregated funds or other means of pro-ration to assure that the employee’s participation is not government funded. The Department further clarifies that residential programs may exert reasonable efforts to afford opportunities for religious activities for foster children or to excuse foster children from required religious activities in accordance with this paragraph. The Department will work with the Contractor to meet or accommodate the spiritual needs of a child when the child’s worship service, religious study, or religious observance is not attended by the majority of the children for whom the Contractor is providing care, or the Contractor does not have the resources to meet the child’s religious needs. (Para. 105)

9. Contractor will determine the nature of contractor’s relationship with foster parents. Should contractor enter into subcontracts with foster parents, all subcontractor requirements of Paragraph 116 under the contract will apply. Subcontractor requirements will not apply to foster parents considered as agents, volunteers, or compensated or uncompensated staff members of contractor, but the anti-discrimination clauses as herein clarified will apply.

10. The Department recognizes that compliance with paragraphs 104 and 105 may require Contractor to engage in substantial revisions of its operating policies and procedures. Accordingly, while Contractor is expected to make best efforts to come into compliance as soon as possible, full compliance shall not be required until October 3, 2004, provided the Contractor commences its good faith compliance efforts with reasonable promptness.

11. All services provided by parties contracting with, funded in whole or in part by, or acting on behalf of the Department of Human Resources or its divisions, including individual foster parents, child welfare agencies, child caring institutions and child-placing institutions as defined in O.C.G.A. § 49-5-3, shall be performed without discrimination or harassment based upon a child’s religion, religious beliefs, race, color, national origin, age, disability, creed, political affiliation, gender, sexual orientation, or HIV/AIDS status. This provision, and contractual terms related to this provision, are intended to acknowledge the Department’s commitment to see that no child in its custody is taunted, verbally or physically assaulted, or otherwise ridiculed for reasons based on sexual orientation or for any other reason. Nothing in this provision or in the contractual terms related to this provision is intended to create or recognize sexual orientation as a new protected class or to confer rights and privileges based on sexual orientation beyond what is required by law.

12. It is understood that should controlling provisions of the federal or state constitutions be subjected to narrowing interpretation by decisions of the United States Supreme Court or Georgia Supreme Court issued hereafter that the provisions of the LOC contract shall be revised to be consistent with then existing law.

13. Nothing in this contract shall be interpreted or applied in a manner that violates the constitutional rights of the Contractor, its employees agents or subcontractors including the foster families with whom it places children in state custody or to cause the Department to violate any legally binding constitutional or statutory provisions, including the Open Records Act.